                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                PNC BANK CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

PNC BANK CORP.         THOMAS H. O'BRIEN
One PNC Plaza          Chairman and Chief Executive Officer
249 Fifth Avenue
Pittsburgh, PA 15222-2707
                                                                           LOGO
                                                                         PNCBANK
March 20, 1998

Dear Shareholder:

You will find enclosed the notice of meeting, proxy statement, and proxy card for the annual meeting of shareholders of PNC Bank Corp., which will be held on Tuesday, April 28, 1998, on the 15th floor of One PNC Plaza, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m. Our 1997 Annual Report to Shareholders accompanies these enclosures.

Please review the enclosed material and complete, sign, date and return the proxy card regardless of whether you plan to attend the annual meeting, so that the matters coming before the meeting can be acted upon.

We look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.

Cordially,

/s/ Thomas H. O'Brien
Thomas H. O'Brien

                                                                            LOGO
                                                                         PNCBANK

                                 PNC BANK CORP.
                                 One PNC Plaza
                                249 Fifth Avenue
                           Pittsburgh, PA 15222-2707

                                                       March 20, 1998
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 1998

To The Shareholders:

The annual meeting of the shareholders of PNC Bank Corp. (the "Corporation") will be held on the 15th floor of One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania, on Tuesday, April 28, 1998, beginning at 11:00 a.m., local time, for the purpose of considering and acting upon the following matters:

  (1) The election of 17 directors to serve until the next annual meeting and until their successors are elected and qualified; and

  (2) Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 26, 1998 (except for holders of the Corporation's Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F) are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.
By Order of the Board of Directors,

/s/ John F. Fulgoney
John F. Fulgoney
Corporate Secretary

                                                                            LOGO
                                                                         PNCBANK

                                 PNC BANK CORP.
                                 One PNC Plaza
                                249 Fifth Avenue
                           Pittsburgh, PA 15222-2707
                                                          March 20, 1998
                                PROXY STATEMENT

               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 APRIL 28, 1998

  The enclosed proxy is being solicited by the Board of Directors ("Board of Directors" or "Board") of PNC Bank Corp. ("Corporation" or "PNC") for use at the Corporation's annual meeting of shareholders to be held April 28, 1998, or at any adjournment thereof ("meeting" or "annual meeting"). Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers and employees of the Corporation and its subsidiaries. The Corporation has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation. The proxy statement and form of proxy are first being mailed to shareholders on or about March 20, 1998.

  The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of an instrument revoking it, or a duly executed proxy bearing a later date, with the Corporate Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you may revoke your proxy and cast your vote personally. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions, if any. Unless otherwise directed, proxies will be voted FOR the election as director of each of the persons named on page 3.

  The Board of Directors has fixed the close of business on February 26, 1998 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting and any adjournment thereof ("Record Date"). On the Record Date, there were issued and outstanding 300,807,555 shares of the Corporation's common stock, par value $5.00 per share ("Common Stock"), and the following shares of the Corporation's preferred stock entitled to vote at the meeting: 15,108 shares of $1.80 Cumulative Convertible Preferred Stock-Series A ("Preferred Stock-A"); 4,384 shares of $1.80 Cumulative Convertible Preferred Stock-Series B ("Preferred Stock-B"); 302,617 shares of $1.60 Cumulative Convertible Preferred Stock-Series C ("Preferred Stock-C") and 404,955 shares of $1.80 Cumulative Convertible Preferred Stock-Series D ("Preferred Stock-D") (collectively, "Voting Preferred Stock"). As of the Record Date, there were 6,000,000 shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F ("Preferred Stock-F") issued and outstanding. Holders of Preferred Stock-F have no voting rights except in limited circumstances which are not anticipated to come before the annual meeting for a vote and therefore were not entitled to receive notice of the meeting.

  The holders of Common Stock are entitled to one vote per share. Holders of each share of Voting Preferred Stock are entitled to a number of votes equal to the number of full shares of Common Stock which can be acquired upon conversion of such preferred stock, with holders of Preferred Stock-A and Preferred Stock-B being entitled to 8 votes per share and the holders of Preferred Stock-C and Preferred Stock-D being entitled to 4 votes per 2.4 shares. Holders of record of the Common Stock and Voting Preferred Stock will vote together as a single class at the meeting, as described in the section captioned "Voting Procedures" beginning on page 21. The presence in person or by proxy of the holders of a majority in voting power of the Common Stock and the Voting Preferred Stock will constitute a quorum for the transaction of business at the meeting.

  THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER UPON WRITTEN REQUEST A COPY (WITHOUT EXHIBITS, UNLESS OTHERWISE REQUESTED) OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FOR THE YEAR ENDED DECEMBER 31, 1997. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO MICHELLE SENTNER, ASSISTANT VICE PRESIDENT--FINANCIAL REPORTING, PNC BANK CORP., ONE PNC PLAZA, 249 FIFTH AVENUE, PITTSBURGH, PENNSYLVANIA 15222-2707. REQUESTS MAY ALSO BE DIRECTED TO
(412) 762-1553 OR ON THE INTERNET TO FINANCIAL.REPORTING@PNCBANK.COM. COPIES MAY ALSO BE ACCESSED ELECTRONICALLY BY MEANS OF THE SEC'S HOME PAGE ON THE INTERNET AT HTTP://WWW.SEC.GOV. NEITHER THE ANNUAL REPORT ON FORM 10-K NOR THE 1997 ANNUAL REPORT TO SHAREHOLDERS IS PART OF THE PROXY SOLICITATION MATERIALS.

                                     ITEM 1

                             ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

  The By-Laws of the Corporation provide that the number of directors shall be not fewer than five nor more than 36 as from time to time determined by the Board of Directors. Pursuant to the recommendation of the Committee on Corporate Governance, the Board has acted to fix at 17 the number of directors to be elected at the annual meeting. The persons named below are nominees for election as directors to hold office until the next annual meeting of shareholders and the election and qualification of their successors.

  The proxies solicited hereby, unless directed to the contrary therein, will be voted FOR all nominees named below. All such nominees are now directors of the Corporation, except for Mr. Walter E. Gregg, Jr. who was nominated for election as a director by the Board of Directors upon the recommendation of the Committee on Corporate Governance at the Board's February 19, 1998 meeting, and is standing for election for the first time. All nominees have consented to being named in this proxy statement and to serve if elected. Four directors currently serving on the Board, Messrs. C. G. Grefenstette, Thomas Marshall, Vincent A. Sarni, and Garry J. Scheuring, are not standing for re-election. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the accompanying proxy will be voted by the persons acting under said proxy in accordance with the recommendations of the Board of Directors.

  The table below sets forth the names of the nominees for election as directors of the Corporation; their principal occupations as of January 31, 1998; the year the incumbent directors first became directors of the Corporation; and their directorships of certain other companies. All nominees have held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years.

                                                                                                   Directorships in Companies
                                                                                                   Other than the Corporation
                                                                                     Director       Filing Reports with the
Name                     Age                  Principal Occupation                    Since                   SEC
----                     ---                  --------------------                   --------      --------------------------
Paul W. Chellgren         55 Chairman and Chief Executive Officer of Ashland Inc.      1995   Ashland Inc.; Arch Coal, Inc.; and
                             (energy company)                                                 Medtronic, Inc.
Robert N. Clay            51 President and Chief Executive Officer of Clay Holding     1987   None
                             Company (investments)
George A. Davidson, Jr.   59 Chairman and Chief Executive Officer of Consolidated      1988   Consolidated Natural Gas Company;
                             Natural Gas Company (public utility holding company)             and B.F. Goodrich Company
David F. Girard-diCarlo   55 Managing Partner of Blank Rome Comisky & McCauley         1995   None
                             LLP (law firm)
Walter E. Gregg, Jr.      56 Senior Executive Vice President of the Corporation           *   None

William R. Johnson        49 President and Chief Operating Officer of H.J. Heinz       1997   Amerada Hess Corporation;
                             Company (food products company)                                  Cincinnati Financial Corporation;
                                                                                              and H.J. Heinz Company
Bruce C. Lindsay          56 Chairman and Managing Director of Brind-Lindsay &         1995   None
                             Co., Inc. (advisory company)

W. Craig McClelland       63 Chairman and Chief Executive Officer of Union Camp        1985   Union Camp Corporation; and
                             Corporation (paper manufacturing and land resources)             Allegheny Teledyne Incorporated

Thomas H. O'Brien         61 Chairman and Chief Executive Officer of the Corporation   1983   Bell Atlantic Corporation; and
                                                                                              Hilb, Rogal and Hamilton Company
Jane G. Pepper            52 President of Pennsylvania Horticultural Society           1997   None
                             (nonprofit horticultural membership organization)

Jackson H. Randolph       67 Chairman of Cinergy Corp. (public utility holding         1988   Cinergy Corp.; and
                             company)                                                         Cincinnati Financial Corporation

James E. Rohr             49 President of the Corporation                              1989   Allegheny Teledyne Incorporated;
                                                                                              and Equitable Resources, Inc.
Roderic H. Ross           67 Chairman and Chief Executive Officer of Keystone State    1979   Hunt Corp.; and Pennsylvania
                             Life Insurance Company (insurance company)                       Manufacturers Corporation

Richard P. Simmons        66 Chairman, President and Chief Executive Officer of        1976   Allegheny Teledyne Incorporated; and
                             Allegheny Teledyne Incorporated (specialty metals                Consolidated Natural Gas Company
                             and diversified business)

Thomas J. Usher           55 Chairman and Chief Executive Officer of USX               1992   USX Corporation; and
                             Corporation (energy, steel and diversified business)             PPG Industries, Inc.

Milton A. Washington      62 President and Chief Executive Officer of Allegheny        1994   None
                             Housing Rehabilitation Corporation (housing
                             rehabilitation and construction)

Helge H. Wehmeier         55 President and Chief Executive Officer of Bayer            1992   None
                             Corporation (specialty chemicals, pharmaceuticals,
                             imaging and graphic systems)

--------
* Mr. Gregg was nominated for election as a director by the Board of Directors upon the recommendation of the Committee on Corporate Governance at the Board's February 19, 1998 meeting, and is standing for election for the first time.

BOARD AND COMMITTEES

  The Board of Directors has six standing committees: an Audit Committee; a Finance Committee; a Credit Committee; a Committee on Corporate Governance; a Personnel and Compensation Committee; and an Executive Committee. During 1997, the name of the Asset and Liability Management Committee was changed to the "Finance Committee" to reflect more accurately the scope of the Committee's responsibilities.

  The Audit Committee is responsible for assisting the Board of Directors in fulfilling its statutory and fiduciary responsibilities for the audit function of the Corporation and its subsidiaries and in monitoring its accounting and financial reporting practices; determining that the Corporation has adequate administrative, operational and internal accounting controls and that the Corporation is operating in accordance with its prescribed procedures and codes of conduct; determining that the Corporation has in place policies and procedures to enable it to comply with applicable laws and regulations and that such compliance is occurring; and providing general oversight for the internal and external audit function. Its functions include recommending to the Board of Directors the appointment of the independent auditors and reviewing with the internal auditors and the independent auditors their annual audit plans and monitoring their progress during the year. In discharging its responsibilities, the Committee is entitled to rely upon the reports, findings, and representations of the Corporation's auditors, legal counsel, and responsible officers. The Committee is presently composed of Messrs. Davidson (Chairman), Chellgren, Girard-diCarlo, Grefenstette, Usher and Wehmeier.

  The Committee on Corporate Governance is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Corporation and monitoring and recommending enhancements to the Corporation's corporate governance framework, particularly with respect to the structure, processes, and proceedings of the Board of Directors. In performing the nominating function, the Committee may consider director nominees recommended by shareholders. Such recommendations must be submitted in writing no later than November 20, 1998 to the Corporate Secretary, PNC Bank Corp., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and include the name, age, citizenship, residence, qualifications and directorships and other positions held by the proposed nominee in business, charitable, and community organizations. For information on the requirements governing shareholder nominations for the election of directors to be made at an annual meeting of shareholders, please see the section captioned "By-Law Amendments", beginning on page 23. The Committee is presently composed of Messrs. Sarni (Chairman), Davidson, Lindsay, Randolph, Ross, Simmons and Wehmeier.

  The Credit Committee is responsible for reviewing and approving (when appropriate) loan policies and reports of compliance therewith; reviewing credit policy officer committee activities; and reviewing reports regarding lending and credit activities, as well as the Corporation's credit quality. The Committee is presently composed of Messrs. McClelland (Chairman), Girard-diCarlo, Lindsay, Marshall, Randolph, Rohr, Ross, Scheuring and Washington.

  The Executive Committee has all the powers of the Board of Directors to the extent permitted by law and can exercise such powers between meetings of the Board of Directors. The Committee is presently composed of Messrs. Simmons (Chairman), Davidson, Grefenstette, McClelland, O'Brien, Rohr, Sarni, and Usher.

  The Finance Committee is primarily responsible for monitoring the Corporation's interest rate and liquidity risks. In performing this function, the Committee reviews and approves (when appropriate) key asset and liability policies regarding interest rate sensitivity, financial derivatives and funding needs and reviews management reports regarding these policies and activities related thereto. The Committee's responsibilities also include oversight of the Corporation's capital management activities and trading activities, including related market risk management policies and risk limits. The Committee is presently composed of Messrs. Grefenstette (Chairman), Clay, O'Brien, Sarni, Simmons and Wehmeier.

  The Personnel and Compensation Committee is responsible for recommending to the Board of Directors the persons to be elected as Chairman, President, and Vice Chairmen of the Corporation and establishing the compensation of the executive officers of the Corporation. The Committee also makes recommendations to the Board of Directors regarding the adoption of employee benefit, bonus, incentive compensation or similar plans and is responsible for their oversight. The Committee is presently composed of Messrs. Usher (Chairman), Chellgren, Clay, Marshall, McClelland and Washington.

  The Board of Directors met eight times in 1997. During 1997, the Board's committees held the following number of meetings: Audit Committee--four meetings; Committee on Corporate Governance--four meetings; Credit Committee-- five meetings; Executive Committee--one meeting; Finance Committee--five meetings; and Personnel and Compensation Committee--five meetings.

  In 1997, each director then serving attended at least 75% of the combined total of meetings of the Board of Directors held during his or her period of service and meetings of each committee of the Board on which such director served, except for Mr. Johnson (67%). Mr. Johnson was appointed to the Board in August 1997. Due to a previous commitment, Mr. Johnson was abroad and unable to attend one of the three Board meetings he was eligible to attend during the second half of 1997. Since his appointment to the Board and through the date of this proxy statement, Mr. Johnson has attended 80% of the Board meetings he was eligible to attend.

COMPENSATION OF DIRECTORS

  Executive officers of the Corporation who are directors or members of committees of the Board of Directors of the Corporation or its subsidiaries receive no compensation for serving in such positions. All non-officer directors of the Corporation are compensated for their services by a per diem fee of $1,200 for any day's participation in a Board or committee meeting, or any combination thereof, an annual retainer fee of $32,000 for Board membership and, in accordance with the terms of the Corporation's 1992 Director Share Incentive Plan ("Director Share Plan"), a number of shares of Common Stock having a fair market value on the date of the award equal to $5,000. In addition, the chairman of each standing committee receives a $3,000 annual retainer fee. For 1997, the Corporation did not pay more than $56,800 in aggregate fees, including the value of Common Stock awarded pursuant to the Director Share Plan, to any one director.

  Under the terms of the Directors Deferred Compensation Plan approved in 1996 by the Board upon the recommendation of the Committee on Corporate Governance, non-officer directors may elect to defer the receipt of all or a portion of the compensation otherwise payable to them as a result of their service as a director. The minimum deferral amount is $10,000 per year. A director may elect one of two investment options with respect to amounts deferred: an interest rate alternative or an investment in phantom shares of Common Stock. Investment elections may be changed quarterly. A director may also elect the event or date when amounts credited to his or her account are paid out and whether the payout shall be in a lump sum or a designated number of annual installments (not to exceed ten annual installments). The director may designate a beneficiary to receive unpaid amounts in the account upon the director's death.

  As an additional form of deferred compensation, each current or future non-officer director of the Corporation who served as a director of the Corporation or a predecessor or acquired corporation or other business entity for at least five years will be paid an annual cash benefit following his or her separation from the Board. The amount of the annual benefit will be equal to the annual retainer fee in effect for non-officer directors of the Corporation on the date of the director's separation from service. The annual benefit will be paid for the lesser of ten years or the life of the director, with payment to commence on the later of age 65 or separation from the Board of Directors.

COMMON STOCK PURCHASE GUIDELINE

  In 1995, upon the recommendation of the Committee on Corporate Governance, the Board of Directors adopted a Common Stock purchase guideline which requires that each non-officer director annually purchase Common Stock in an amount equal to twenty-five percent of the annual retainer fee then in effect.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning beneficial ownership of the Corporation's Common Stock as of January 31, 1998, by each director and nominee for election as a director, each of the five executive officers named in the Summary Compensation Table on page 15 and all directors and executive officers of the Corporation as a group. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 31, 1998 through the exercise of any option, warrant or right.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                               Amount and Nature
Name                                                        of Beneficial Ownership
----                                                        -----------------------
Richard C. Caldwell                                                  136,464(/1/)(/2/)
Paul W. Chellgren                                                      7,724
Robert N. Clay                                                         6,016
George A. Davidson, Jr.                                                9,104
David F. Girard-diCarlo                                                1,914
C. G. Grefenstette*                                                  473,438(/3/)
Walter E. Gregg, Jr.                                                 191,444(/1/)(/2/)
William R. Johnson                                                       512
Bruce C. Lindsay                                                       2,952
Thomas Marshall*                                                      51,179(/4/)
W. Craig McClelland                                                    4,446
Thomas H. O'Brien                                                    792,508(/1/)(/2/)(/4/)
Jane G. Pepper                                                         1,089
Jackson H. Randolph                                                   11,547
Bruce E. Robbins                                                     133,635(/1/)(/2/)
James E. Rohr                                                        449,518(/1/)(/2/)(/4/)
Roderic H. Ross                                                        6,156
Vincent A. Sarni*                                                     16,230(/4/)
Garry J. Scheuring*                                                   92,697
Richard P. Simmons                                                    84,997
Thomas J. Usher                                                        5,051
Milton A. Washington                                                  18,882
Helge H. Wehmeier                                                      4,562
Directors and executive officers as a group (29 persons)**         3,152,021(/1/)(/2/)(/3/)(/4/)

--------
 * Not standing for re-election.
** As of January 31, 1998, there were 301,036,487 shares of the Corporation's
   Common Stock issued and outstanding. The number of shares of Common Stock held by each individual is less than 1% of the outstanding Common Stock; the total number held by the group equals approximately 1.05% of the class. These percentages were calculated by adding shares subject to employee stock options to the foregoing number, if the options were either exercisable as of January 31, 1998 or exercisable within 60 days of that date. The number shown also includes 237,700 restricted shares of Common Stock held by 11 executive officers. The number of restricted shares held by each executive officer named in the Summary Compensation Table on page 15 is shown in footnote (e) to that table. Based on copies of SEC filings provided to the Corporation, no person is known by the Corporation to own beneficially more than 5% of its Common Stock.

(1) Includes shares held in the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan.

(2) Includes shares subject to employee stock options held by the executive officers and either exercisable as of January 31, 1998 or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. O'Brien (359,000 shares), Rohr (347,000 shares), Gregg (150,800 shares), Caldwell (114,200 shares), and Robbins (111,400 shares). The aggregate number of shares subject to such options for the remaining six executive officers is 476,300.

(3) The amount listed for Mr. Grefenstette includes 142,000 shares held in a trust of which Mr. Grefenstette is one of three co-trustees; in that fiduciary capacity he shares voting and dispositive power over the trust's assets with the other co-trustees. The amount listed for Mr. Grefenstette also includes 316,000 shares owned by Hayden Holdings, Inc., an indirect wholly-owned subsidiary of The Hillman Company, which is controlled by the trust. The amount listed for Mr. Grefenstette, however, does not include 448,000 shares owned by The Hillman Foundation, Inc.; Mr. Grefenstette, who is a Vice President and Director of the Foundation, disclaims beneficial ownership of that holding.

(4) Includes shares held jointly and/or indirectly.

                       COMPENSATION OF EXECUTIVE OFFICERS

PERSONNEL AND COMPENSATION COMMITTEE REPORT

  The following is the Personnel and Compensation Committee's report to shareholders on the Corporation's executive compensation policies with respect to compensation reported for fiscal year 1997. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Corporation's filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933.

   PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR
                                FISCAL YEAR 1997

Key compensation-related responsibilities of the Personnel and Compensation Committee ("Committee") of the Board of Directors ("Board"):

  . Oversee PNC Bank Corp.'s ("Corporation") compensation policies and practices;

  . Establish the annual compensation of the Corporation's executive officers;

  . Recommend to the Board the adoption or amendment of employee benefit, bonus, incentive compensation, and similar plans;

  . Oversee those plans; and

  . Conduct an annual, comprehensive review of the Corporation's executive compensation program.

How the Committee functions:

  . No Committee member can be a current or former Corporation officer.

  . The Committee reviews comparative compensation data for:

    . The domestic banking industry as a whole; and

    . A peer group of selected money center bank holding companies and certain regional bank holding companies which compete in markets served by the Corporation ("Peer Group"). The banking institutions included in the Peer Group do not necessarily include the same banking institutions included in the peer group index used for the Common Stock performance graph on page 21.

  . Management provides the Committee with comparative compensation data obtained from nationally-recognized compensation consulting firms.

  . The Committee is assisted by:

    . An independent compensation consultant retained by the Committee; and

    . The Corporation's internal support staffs.

The Corporation's executive compensation program is designed to:

  . Attract, motivate, and retain executive officers who can make significant contributions to the Corporation's long-term success;

  . Align the interests of executive officers with those of shareholders; and

  . Place a significant proportion of an executive officer's total compensation at risk by tying it to the Corporation's financial and Common Stock price performance.

Description of the three primary components of the Corporation's executive compensation program: base salary; annual incentive awards; and annual long-term incentive awards:

  Base salary

    . The base salary structure is targeted at the middle of the competitive marketplace.

    . The base salary range for an executive position is determined through an annual formal assessment by the Corporation's human resources personnel. This assessment considers the position's complexity and level of responsibility, its importance to the Corporation in relation to other executive positions, and the competitiveness of an executive's total compensation.

    . Each executive position is assigned a corporate job grade with a salary range which approximates the salary practices of the domestic banking industry; specific compensation data obtained from Peer Group proxy statements is used in establishing the salary ranges of the Corporation's Chief Executive Officer and President, respectively.

    . Subject to the Committee's approval, the level of an executive officer's base pay is determined on the basis of:

      . Relevant comparative compensation data; and

      . The Chief Executive Officer's assessment of the executive's performance, experience, demonstrated leadership, job knowledge, and management skills.

  Annual incentive awards

    . For 1997, annual incentive awards were made under two plans. For the Chief Executive Officer and the other four executive officers included in the compensation tables beginning on page 15 ("named executive officers"), awards were paid under the 1996 Executive Incentive Award Plan ("1996 Plan"), which was approved by shareholders at the Corporation's 1996 annual meeting. With respect to other eligible executive officers, awards were paid under the shareholder-approved 1994 Annual Incentive Award Plan ("1994 Plan"). Participants in the 1996 Plan do not also receive an award under the 1994 Plan.

    . These cash awards are intended to provide a linkage among executive performance, annual objective performance measures, and long-term shareholder value.

  How annual incentive awards are calculated under the 1996 Plan:

    . The 1996 Plan is designed to give the Committee the flexibility to make annual incentive awards that are comparable to those found in the marketplace in which the Corporation competes for executive talent. The 1996 Plan permits the payment of annual incentive awards that qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code").

    . Before the end of the first quarter of 1997, the Committee assigned each participant an incentive award amount, expressed as the maximum percentage of the compensation pool available to that participant for the 1997 award period. For 1997, the compensation pool was equal to one-half of one percent of the Corporation's 1997 consolidated pre-tax net income.

    . No participant can be assigned a percentage of the compensation pool greater than 35% and the sum of all percentages assigned cannot exceed 100% of the compensation pool.

  During the first quarter of 1998, the Committee:

    . Confirmed the identity of the executive officers eligible to participate in the 1996 Plan;

    . Computed and certified the size of the compensation pool for the 1997 award period, based upon financial information supplied by the Corporation's officers; and

    . Determined the amount of the incentive award to be paid to each participant, based on:

      . the maximum percentage of the compensation pool assigned to a participant during the first quarter of 1997; and

      . such qualitative or quantitative performance factors the Committee deemed relevant in adjusting the incentive award payable to the level shown in the Summary Compensation Table on page 15, in the column captioned "Bonus($)," for the year 1997.

  How annual incentive awards are calculated under the 1994 Plan:

    . The target amount payable to an executive officer as an annual incentive award under the 1994 Plan is a function of the officer's salary grade, expressed as a percentage of base salary. The percentage amount generally increases as the officer's salary grade increases.

    . When setting the 1997 target annual incentive awards, the Committee assumed that the 1997 target performance goal would be achieved. Achievement of that goal would result in the payment of median annual incentive amounts, in terms of the domestic banking industry.

    . There are five factors which can affect the size of actual award payments:

      . "EPS Goal"--This goal is based on the Corporation's earnings per share in relation to the Corporation's budget or profit plan. The EPS Goal is used as the primary performance measure when making annual incentive awards. Management established, subject to Committee approval, the target EPS Goal for 1997.

      . "Relative Goals"--These goals are based on the Corporation's return on average assets and return on average equity relative to the Peer Group.

      . The Chief Executive Officer's assessment of an executive officer's performance is also considered.

      . The Committee may, in its sole discretion, increase, reduce, or eliminate an executive officer's award, based on an assessment of the officer's performance.

      . Line of business ("LOB") financial performance relative to that LOB's budget or profit plan.

  Annual long-term incentive awards

    . The 1997 stock option grants were made under the shareholder-approved
      1997 Long-Term Incentive Award Plan ("Long-Term Plan").

    . The Long-Term Plan is intended to focus the efforts of executive officers on performance which will increase the equity value of the Corporation for its shareholders.

    . The Committee may grant incentive stock options and nonstatutory stock options to purchase shares of Common Stock. The options are granted at an exercise price per share not less than the fair market value of a share of Common Stock on the date of grant. The Committee may also grant stock appreciation rights, performance units, and incentive or restricted stock. For 1997, nonstatutory stock options were granted, and Incentive Shares and restricted shares of Common Stock were awarded to selected executive officers. More details about the 1997 grants of Incentive Shares and restricted shares of Common Stock are provided in the highlights section of this report below.

  How the number of stock options granted under the Long-Term Plan is determined:

    . A number of stock options is established which would position the executive officer competitively relative to the domestic banking industry (approximately at the median) with respect to long-term compensation. This number is called the "base-line amount" and is used as a reference point for upward and downward adjustments to the stock option grant level. The base-line amount is adjusted periodically in order to achieve the market competitive objective.

    . Each year, the stock option grant level may be adjusted upward or downward from the base-line amount. This adjustment is based on the Corporation's total shareholder return as compared to the Peer Group.

    . If the Corporation's total shareholder return is significantly higher or lower than the Peer Group's median return, the number of options to be granted will be adjusted above or below, respectively, the base-line amount.

    . For the 1997 stock option grants, Common Stock appreciation and dividend payments during 1995 and 1996 were used to calculate total shareholder return.

    . In 1998, and in each following year, total shareholder return will be based on Common Stock appreciation and dividend payments for the three most recent years. For example, the 1998 grants are based on Common Stock appreciation and dividend payments for the period 1995 through 1997.

Chief Executive Officer compensation

  . With input from the Committee's independent compensation consultant, the Committee discusses matters affecting Mr. O'Brien's compensation privately, without Mr. O'Brien or other officers present.

  . In arriving at a decision affecting Mr. O'Brien's compensation, the Committee considered:

    . The Corporation's financial performance and industry-wide and Peer
      Group compensation data; and

    . Mr. O'Brien's leadership, decision-making skills, experience, knowledge, communication with the Board, and strategic recommendations, as well as the Corporation's positioning for future performance.

    . The Committee did not place any particular relative weight on one of these factors over another, but the Corporation's financial performance is generally given the most weight.

  . The Committee's decisions regarding Mr. O'Brien's compensation are reported to and discussed by the full Board at its next regularly scheduled meeting. These discussions are conducted privately, without Mr. O'Brien or other officers present.

  . For 1997, the Committee's decisions regarding Mr. O'Brien's compensation included the following:

    . In December 1996, the Committee decided that Mr. O'Brien's 1997 base salary would be maintained at the same level established for 1996.

    . In February 1997, the Committee granted Mr. O'Brien 132,000 nonstatutory stock options, using the total shareholder return methodology described in this report. These options have an exercise price per share of $43.75, the average of the high and low sale prices of a share of Common Stock on the date of grant.

    . In February 1998, in accordance with the methodology used for calculating annual incentive awards under the 1996 Plan, the Committee authorized the payment to Mr. O'Brien of $2,000,000 as an incentive award for 1997.

  . In deciding upon the size of Mr. O'Brien's 1997 incentive award payment, the Committee considered these significant accomplishments, in addition to the Corporation's EPS Goal and Relative Goals achievements, for 1997:

    . Earnings for 1997 were a record $1.052 billion, compared with $992 million in 1996.

    . On a per share basis, earnings rose to $3.28 per diluted share from $2.88 in 1996.

    . Revenue increased by 12%, compared with 1996 results.

    . Noninterest income grew $413 million for the year, led by a 30% increase in revenues from fee-based businesses such as asset management, treasury management, capital markets, private banking and mutual fund servicing.

    . The ratio of noninterest income to total revenue continued to grow, increasing to 44% for the fourth quarter and 42% for 1997, compared with 36% in 1996.

    . The net interest margin improved to 3.94 % during 1997, compared with 3.83% in 1996.

    . Asset quality improved significantly. Nonperforming assets declined
      15% from the third quarter and 27% since 1996.

    . Progress continued in the implementation of National Consumer Banking strategies, positioning the Corporation to market a wide range of products and services to consumers nationwide.

Tax policy

 . Section 162(m) of the Code disallows a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and any of the executive officers included in the compensation tables following this report, subject to certain exceptions.

 . One exception applies to compensation paid pursuant to shareholder-approved plans that are performance-based.

 . The Committee intends that awards made under the 1996 Plan and the Long-
   Term Plan be eligible for the performance-based exception, and therefore eligible as a federal income tax deduction for the Corporation.

 . The Long-Term Plan was amended and restated and resubmitted last year to the shareholders for approval as the 1997 Long-Term Incentive Award Plan. A transitional rule under Section 162(m) required that this plan be approved by shareholders at the Corporation's 1997 annual meeting and that approval was obtained.

 . The Committee has taken and will continue to take whatever actions are necessary to minimize, if not eliminate, the Corporation's nondeductible compensation expense under Section 162(m). While keeping this goal in mind, the Committee will also try to maintain the flexibility which the Committee believes to be an important element of the Corporation's executive compensation program.

Other highlights of compensation-related developments since the Committee's previous report:

 . The Committee authorized the creation of a pool of 100,000 shares of restricted Common Stock, pursuant to the Long-Term Plan. The Corporation's Chief Executive Officer may award shares of restricted stock from the pool to a select group of officers or recruits who have a high potential to contribute to the Corporation's success, a proven record of exceptional performance, or skills which are critical to the achievement of the Corporation's long-term goals. Awards made by the Chief Executive Officer are subject to review by the Committee. The Committee believes that these awards will help the Corporation retain talented employees and attract new recruits who may have to forfeit similar incentives upon leaving their current employer to join the Corporation.

  The Chief Executive Officer will be highly selective in making awards, but individuals may receive awards in successive years, depending upon an assessment of his or her performance or potential value to the Corporation. Generally, each award will vest in increments over a five-year period. A participant will forfeit any shares which are not vested by leaving the Corporation, subject to possible exceptions granted in the Committee's discretion in cases of retirement, death, or total disability. The Committee has the authority to replenish the pool with additional shares, as needed.

 .The Committee granted special Incentive Shares of Common Stock to a select group of senior officers pursuant to the Long-Term Plan. Actual issuance of the shares is conditioned upon the satisfaction of specified Common Stock share price and financial performance goals on or before December 31, 1999.

  Mr. O'Brien and each of the named executive officers listed in the compensation tables following this report received grants of Incentive Shares. Information on those grants is included in the table captioned "1997 Long-Term Incentive Award Plan--Grants in 1997" on page 18. The footnotes to that table provide more information about the performance goals and the conditions to which the grants are subject.

  The officers who were granted Incentive Shares did not also receive a grant of restricted stock during 1997 from the pool discussed above, although such awards may be made in the future.

  The Committee believes that these Incentive Shares further align the interests of senior executives with those of the Corporation's shareholders and tie a significant proportion of their total compensation to the achievement of appropriate share price and financial performance goals.

 . Following the Committee's review of Peer Group competitive data provided by an independent compensation consultant, the Committee increased the Annual Incentive Target for Mr. O'Brien to 150% of salary, effective as of January 1, 1997.

 . For the first time, the Committee granted reload options to a select group of senior executives, in connection with the February 1997 grant of stock options. A reload option allows the option holder to use Common Stock he or she has owned for at least six months to cover the cost (including tax withholding obligations) of exercising the options. When an option with a reload feature is exercised, it is replaced, or "reloaded," with a new, at-the-market option for the same number of shares that were tendered. The new option would have the same remaining term as the option that was exercised. There is a limit of one reload for each option originally granted. The reload feature does not apply to options granted before 1997. Reload options reinforce the importance of Common Stock ownership by the Corporation's senior executives and permit the Corporation to provide an enhanced benefit to option grantees with no accounting expense.

Conclusion:

 . Based upon its annual, comprehensive review of the Corporation's executive compensation program, the Committee has concluded that the program's basic structure is appropriate, competitive, and effective to serve the purposes for which it was established.

                                      MEMBERS OF THE COMMITTEE:

                                      Thomas J. Usher (Chairman)
                                      Paul W. Chellgren
                                      Robert N. Clay
                                      Thomas Marshall
                                      W. Craig McClelland
                                      Milton A. Washington

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Personnel and Compensation Committee is an officer or former officer of the Corporation or any of its subsidiaries.

  Certain directors, nominees and executive officers and/or their associates, including certain members of the Personnel and Compensation Committee and their respective associates, were customers of and had transactions with the Corporation or its subsidiaries during 1997. Transactions which involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Blank Rome Comisky & McCauley, the law firm for which Mr. Girard-diCarlo serves as Managing Partner, was retained to provide legal services to one or more of the Corporation's subsidiaries during 1997 and may provide similar services during 1998.

CHANGE IN CONTROL AND OTHER ARRANGEMENTS

  The Corporation has entered into change in control severance agreements with each of the executive officers named in the Summary Compensation Table, and certain other executive officers. If the executive officer's employment is terminated by the Corporation without cause or by the executive officer for good reason, during a period of up to three years (two years for certain executive officers) following a change in control of the Corporation, the executive officer will receive severance benefits, including (i) a lump sum payment of up to three times (two times for certain executive officers) the executive officer's annual base salary and bonus; (ii) the payment of at least the target bonus for the executive officer for the fiscal year during which the executive officer's employment is terminated; (iii) up to three years (two years for certain executive officers) of additional benefits under the Corporation's retirement and benefit plans; and (iv) a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Code. Each agreement requires the executive officer not to use or disclose any of the Corporation's confidential business information and, if the executive officer receives the above severance benefits, not to employ or solicit any officer of the Corporation during the year following the executive officer's termination. Each agreement terminates when the executive officer reaches age 65, and the Corporation may, upon one year's advance notice, simultaneously terminate all of the change in control severance agreements.

  The Corporation's displaced employee assistance plans for employees generally provide an increase in severance benefits following a change in control under certain circumstances. If an employee's employment is terminated by the Corporation within two years following consummation of a change in control, the employee will receive a lump sum payment equal to twice the benefits to which such employee otherwise would be entitled under the applicable plan.

SUMMARY COMPENSATION TABLE*

  The Summary Compensation Table shows, for the years 1995 through 1997, the compensation paid or awarded to Mr. O'Brien, the Corporation's Chairman and Chief Executive Officer, and the Corporation's next four most highly compensated, policy-making executive officers; the inclusion of the four executive officers other than Mr. O'Brien in this group was based on salary and bonus earned during 1997. Mr. O'Brien and the other four executive officers are referred to collectively as the Corporation's "named executive officers." For a detailed discussion of the Corporation's executive compensation program, please refer to the Personnel and Compensation Committee Report on Executive Compensation beginning on page 8.

                             ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                       -------------------------------- ----------------------------------
                                                          AWARDS      PAYOUTS
                                                        ---------- --------------
                                                 OTHER  SECURITIES
                                                 ANNUAL UNDERLYING   LONG-TERM      ALL
NAME AND PRINCIPAL                                COMP   OPTIONS/  INCENTIVE PLAN  OTHER
POSITION               YEAR SALARY ($) BONUS ($)  ($)    SARS (#)   PAYOUTS ($)   COMP ($)
------------------     ---- ---------- --------- ------ ---------- -------------- --------
                                          (a)     (b)      (c)                     (d)(e)
Thomas H. O'Brien      1997  950,000   2,000,000  3,411  132,000          0       206,089
Chairman and Chief     1996  950,000   1,150,000  2,476  132,000          0       204,230
Executive Officer      1995  900,000     657,000 10,306        0          0       192,397
PNC Bank Corp.

James E. Rohr          1997  675,000     877,500  3,387   71,500          0       152,533
President              1996  650,000     700,000  3,387   71,500          0       161,174
PNC Bank Corp.         1995  570,000     400,000 13,926        0          0       111,035

Walter E. Gregg, Jr.   1997  510,000     596,700  1,260   53,400          0       106,147
Senior Executive Vice  1996  460,000     345,000  1,181   53,400          0       119,526
 President, Finance    1995  430,000     300,000  4,914        0          0        77,979
 and Administration
PNC Bank Corp.

Richard C. Caldwell    1997  355,000     410,000  1,188   32,000          0        30,587
Executive Vice         1996  330,000     330,000  1,163   29,200          0        31,810
President Asset        1995  315,000     157,500  4,667        0          0        30,637
 Management and
 Servicing
PNC Bank Corp.

Bruce E. Robbins       1997  352,000     295,680    972   29,200          0       116,474
Executive Vice         1996  335,000     167,500    928   29,200          0       108,796
President and          1995  320,000     116,800  4,022        0          0        96,103
 Chief Executive
 Officer, Secured
 Lending
 PNC Bank Corp.

----
*Footnotes to the Summary Compensation Table are set forth on page 16.

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(a) Incentive Awards for 1997 were made to each named executive officer pursuant to the Corporation's 1996 Executive Incentive Award Plan.

(b) The amounts shown represent reimbursement for certain tax liabilities. None of the named executive officers received perquisites or other personal benefits, securities, or property during 1997 which, in the aggregate, cost the Corporation the lesser of $50,000 or 10% of the named executive officer's salary and bonus earned during that year. Perquisites and other personal benefits which were received by the named executive officers were valued on the basis of their incremental cost to the Corporation and its subsidiaries, as prescribed by the rules of the SEC.

(c) No options were granted in 1995 due to a timing change related to the implementation of a revised method of calculating stock option levels. The options granted in February 1996 would have been granted in December 1995 under the practice previously followed by the Personnel and Compensation Committee.

(d) The amount shown for each named executive officer for 1997 includes the dollar value ($9,500) of matching contributions of the Corporation's Common Stock made pursuant to the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan. Such amount does not include an additional employer contribution for the 1997 plan year which is scheduled to be allocated among eligible participants' accounts late in the first quarter of 1998. The additional contribution is mandatory and is attributable to the fact that the shares of Common Stock required to be released from the Employee Stock Ownership Plan portion of the Incentive Savings Plan during 1997 exceeded the number of shares actually needed to fund the employer match for the 1997 plan year. The exact dollar amount of the additional employer contribution to be allocated among eligible participants' accounts, including those of the named executive officers, has not yet been determined, but is expected to approximate 37% of each participant's previously allocated 1997 employer matching contribution. For each of the named executive officers, this additional contribution is estimated to be approximately $3,515. The amount also includes 1997 contributions made to the Corporation's Supplemental Incentive Savings Plan, a non-qualified employee benefit defined contribution plan, for Messrs. O'Brien ($47,500), Rohr ($31,000), Gregg ($21,100), Caldwell
    ($11,800), and Robbins ($11,620). Finally, the amount shown includes the 1997 net premiums paid by the Corporation in connection with its Key Executive Equity Plan, a split-dollar insurance arrangement, on behalf of Messrs. O'Brien ($149,089), Rohr ($112,033), Gregg ($75,547), Caldwell
    ($9,287) and Robbins ($95,354). The net premiums disclosed in the preceding sentence, and included in "All Other Compensation" for 1995 and 1996, represent the full dollar amounts paid by the Corporation for both the term and non-term portions of the Key Executive Equity Plan.

(e) As of December 31, 1997, the named executive officers held restricted shares of Common Stock as follows, with the aggregate dollar value shown as of that date: Messrs. O'Brien (66,900 shares; $3,788,213); Rohr (42,400 shares; $2,400,900); Gregg (31,900 shares; $1,806,338); Caldwell (17,600 shares; $996,600), and Robbins (17,800 shares; $1,007,925). The per share dollar amount used to calculate these values is $56.6250, the average of the high and low sale prices of the Corporation's Common Stock on the New York Stock Exchange on December 31, 1997.

OPTION GRANTS IN 1997

  This table provides information on stock options granted to the named executive officers in 1997. Only nonstatutory stock options were granted in 1997 under the Corporation's 1997 Long-Term Incentive Award Plan.

                            INDIVIDUAL GRANTS--1997

                       NUMBER OF  % OF TOTAL
                      SECURITIES   OPTIONS
                      UNDERLYING  GRANTED TO                             GRANT DATE
                        OPTIONS   EMPLOYEES  EXERCISE OR BASE EXPIRATION  PRESENT
NAME                  GRANTED (#)  IN 1997     PRICE ($/SH)      DATE    VALUE ($)
----                  ----------- ---------- ---------------- ---------- ----------
                          (a)                      (b)                      (c)
Thomas H. O'Brien       132,000      4.53%        $43.75       02/19/07  $1,222,320
James E. Rohr            71,500      2.45%         43.75       02/19/07     622,090
Walter E. Gregg, Jr.     53,400      1.83%         43.75       02/19/07     494,484
Richard C. Caldwell      32,000      1.09%         43.75       02/19/07     296,320
Bruce E. Robbins         29,200      1.00%         43.75       02/19/07     270,392

--------
(a) Options were granted on February 19, 1997 and became exercisable on February 19, 1998.

(b) Exercise price shown equals the average of the high and low sale prices of the Corporation's Common Stock on the New York Stock Exchange on February 19, 1997.

(c) The values listed in this column are based upon the Black-Scholes option pricing model. The assumptions used to determine the grant date present value of $9.26 per option are as follows: market price ($43.75), exercise price ($43.75), volatility (.276), annualized risk free rate of return (6.15%), estimated useful life (6 years), and dividend yield (4.90%). The Corporation in no way intends to provide any predictions or assurances with respect to option or Common Stock values, as some of the underlying assumptions are highly subjective. The options granted in 1997 to the named executive officers, and certain other executive officers, include a "reload" feature which allows the optionee to exercise the options using Common Stock held for at least six months. The options exercised in this way are replaced, or "reloaded," with a new, at-the-market option for the same number of shares of Common Stock that were tendered. The new option will have the same remaining term as the option that was exercised. In accordance with generally accepted accounting principles, the options shown were valued without regard to the reload feature. The grant of a reload option will be treated as being separate from the initial options granted and valued in this table. Upon the reload of an option, the fair value of the new option would be determined based on its own terms. Each option granted in 1997 can be reloaded only once. For an explanation of the method used to determine the number of options granted, please refer to the section of the Personnel and Compensation Committee Report on Executive Compensation captioned "How the number of stock options granted under the Long-Term Plan is determined," at page 11. For additional information on the reload option feature, please see the discussion contained in the Personnel and Compensation Committee Report on Executive Compensation, at the bottom of page 13.

AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

  This table provides information concerning exercises of nonstatutory stock options during 1997 by the named executive officers. The table also shows the number and value of unexercised options at the end of 1997.

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                   OPTIONS AT 1997        IN-THE-MONEY OPTIONS
                                                    YEAR-END (#)          AT 1997 YEAR-END (a)
                                              ------------------------- -------------------------
                         SHARES
                      ACQUIRED ON    VALUE
NAME                  EXERCISE (#)  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                  ------------ ---------- ----------- ------------- ----------- -------------
                                                                            (b)          (b)
Thomas H. O'Brien       294,000    $6,174,244   385,000      132,000    $10,849,125  $1,699,500
James E. Rohr            82,000     1,768,125   275,500       71,500      8,029,125     920,562
Walter E. Gregg, Jr.     50,000       796,875    97,400       53,400      2,566,200     687,525
Richard C. Caldwell      43,000     1,388,969   112,200       32,000      3,266,100     412,000
Bruce E. Robbins         60,000     1,194,375    82,200       29,200      2,394,225     375,950

--------
(a) An option is in-the-money if the fair market value of the underlying security exceeds the exercise price of the option.

(b) The dollar values shown were calculated by determining the difference between: (i) the average of the high and low sale prices of the Corporation's Common Stock on the New York Stock Exchange on December 31, 1997 (i.e., $56.6250) and (ii) the exercise prices of the various options held by the named executive officer as of December 31, 1997.

1997 LONG-TERM INCENTIVE AWARD PLAN--GRANTS IN 1997

  This table provides information on the Incentive Shares granted to each of the named executive officers in 1997 under the Corporation's 1997 Long-Term Incentive Award Plan. For a discussion of these grants, please see the highlights section of the Personnel and Compensation Committee Report on Executive Compensation on page 13.

                                                       PERFORMANCE OR OTHER PERIOD UNTIL
NAME                  NUMBER OF INCENTIVE SHARES(#)(a)       MATURATION OR PAYOUT
----                  -------------------------------- ---------------------------------
Thomas H. O'Brien                 108,000                             (b)
James E. Rohr                      55,500                             (b)
Walter E. Gregg, Jr.               40,500                             (b)
Richard C. Caldwell                13,500                             (b)
Bruce E. Robbins                   15,000                             (b)

--------
(a) The actual issuance of shares of Common Stock will occur only upon the achievement of the share price and/or financial performance goals specified in the Incentive Share Agreement between the Corporation and the grantee.

(b) The Corporation will issue to the grantee two thirds of the identified Incentive Shares if: (i) the Corporation's average Common Stock price reaches $57.00 per share over twenty consecutive business days; and (ii) two financial performance goals (i.e., return on common equity and relative shareholder return in relation to a specified peer group of bank holding companies) are achieved. This peer group is not the same as the peer group index used for purposes of the Common Stock performance graph found on page 21.

    The Corporation will issue one third of the identified Incentive Shares if the share price performance goal is achieved, but either of the financial performance goals is not achieved. If the share price performance goal is not achieved on or before December 31, 1999, but the Corporation's return on common equity and relative shareholder return are both within the top one third of the peer group, the Corporation will issue one third of the identified Incentive Shares to the grantee.

  All of the identified Incentive Shares will be issued if: (i) the share price and financial performance goals are all achieved on or before December 31, 1999; (ii) the Corporation's relative shareholder return ranks among the top five of the bank holding companies included in the peer group; and (iii) the Corporation's return on common equity is among the top five of the peer group. If only one of these peer group goals is achieved, five sixths of the identified Incentive Shares will be issued.

  If the grantee's employment with the Corporation terminates prior to the end of a two-year restricted period following the issuance of shares of Common Stock, he or she will forfeit all shares awarded, except in certain cases involving the grantee's death, total disability, or retirement or certain change in control events. During the restricted period, the grantee will have the right to vote the awarded shares and receive dividends on them, but may not sell or otherwise transfer the shares.

Pension Benefits

  The Corporation maintains a non-contributory pension plan ("Pension Plan") for employees which is a defined benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is qualified under
Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund total benefits payable to participants employed by them. The amount of the Corporation's annual contribution to this Plan with respect to a specified participant cannot readily be calculated by the actuaries for the Pension Plan. Benefits under the Pension Plan are based on the average of the highest base salary for five consecutive years during the last ten years of credited service ("final average compensation"), and are subject to limitations imposed by the Code.

  Retirement benefits under the Pension Plan are calculated as follows: (i) 1.3% of the final average compensation for each year of credited service up to 25 years, plus (ii) 1% of the final average compensation for each year of credited service over 25, plus (iii) 0.45% of the final average compensation in excess of the participant's social security covered compensation (determined as of the earlier of age 65 or the year of retirement) for each year of credited service up to 35 years.

  A supplemental benefit plan applicable to certain officers of the Corporation and its subsidiaries provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Code and the amount provided by the Pension Plan. Under the provisions of a separate supplemental benefit plan, certain officers who received qualifying cash payments in connection with annual incentive awards (or bonuses under prior cash compensation plans) are eligible for additional retirement benefits based on either the additional payment under the Pension Plan that eligible officers would receive if qualifying cash payments made in connection with annual incentive awards were included in determining final average compensation for purposes of calculating such eligible officers' pension benefits, or on an alternative minimum formula.

  The following table sets forth the estimated annual benefits payable upon normal retirement (age 65) pursuant to the provisions of the Pension Plan as supplemented by the various plans described above to persons in the indicated final average compensation and credited years of service classifications.

                   Annual Benefits for Credited Years of Service Indicated
 Final Average  --------------------------------------------------------------
 Compensation      15       20         25         30         35         40
 ------------      --       --         --         --         --         --
  $  300,000    $ 76,649  $102,198 $  127,748 $  148,798 $  169,847 $  184,847
     500,000     129,149   172,198    215,248    250,798    286,347    311,347
     700,000     181,649   242,198    302,748    352,798    402,847    437,847
     900,000     234,149   312,198    390,248    454,798    519,347    564,347
   1,100,000     286,649   382,198    477,748    556,798    635,847    690,847
   1,300,000     339,149   452,198    565,248    658,798    752,347    817,347
   1,500,000     391,649   522,198    652,748    760,798    868,847    943,847
   1,700,000     444,149   592,198    740,248    862,798    985,347  1,070,347
   1,900,000     496,649   662,198    827,748    964,798  1,101,847  1,196,847
   2,100,000     549,149   732,198    915,248  1,066,798  1,218,347  1,323,347
   2,300,000     601,649   802,198  1,002,748  1,168,798  1,334,847  1,449,847
   2,500,000     654,149   872,198  1,090,248  1,270,798  1,451,347  1,576,347
   2,700,000     706,649   942,198  1,177,748  1,372,798  1,567,847  1,702,847
   2,900,000     759,149 1,012,198  1,265,248  1,474,798  1,684,347  1,829,347
   3,100,000     811,649 1,082,198  1,352,748  1,576,798  1,800,847  1,955,847

  Amounts reported in the Summary Compensation Table on page 15 under the columns captioned "Annual Compensation--Salary" and "Annual Compensation-- Bonus" would be included in the calculation of final average compensation for the purpose of determining the benefits shown in the table above. The named executive officers have accumulated the following credited years of service:
Messrs. O'Brien (36), Rohr (26), Gregg (24), Caldwell (8), and Robbins (25). The foregoing credited years of service were calculated by rounding each half year or more to the next highest number. The estimated annual pension benefits shown above are based on a single life annuity payment method and assume that the benefits are payable beginning at age 65, with a termination date and payment start date of February 1, 1998. The normal form of payment for a married person is the joint and survivor annuity, which provides a lower annual pension during the combined lives of the person and his or her spouse. The estimated annual benefits listed in the Pension Plan Table are not subject to any deduction for Social Security benefits or other offset amounts.

                         COMMON STOCK PERFORMANCE GRAPH

  The graph set forth below shows the cumulative shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation's Common Stock during the five-year period ended December 31, 1997, as compared with: (i) an overall stock market index, the S&P 500 Index; and (ii) a peer group index, the S&P Major Regional Banks Index ("S&P Banks"). The stock performance graph assumes that $100 was invested on January 1, 1993 for the five-year period and also shows the resultant compound growth rate ("CGR") for the performance period. The yearly points marked on the horizontal axis of the graph correspond to December 31 of that year.

                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                    AMONG PNC, S&P 500 INDEX AND S&P BANKS

Measurement period
(Fiscal year Covered)
12/31/92                      PNC                S&P Index           S&P Banks
---------------------        -----               ---------           ---------

Measurement PT -
12/31/92                     $100.00             $100.00             $100.00

FYE 12/31/93                 $105.81             $110.08             $106.02
FYE 12/31/94                 $ 80.87             $111.53             $100.34
FYE 12/31/95                 $130.55             $153.45             $158.00
FYE 12/31/96                 $159.36             $188.68             $215.88
FYE 12/31/97                 $249.60             $251.63             $324.62

                                  5 Year CGR
                                  -----------
                       PNC.........................20.1%
                       S&P 500 Index...............20.3%
                       S&P Banks...................26.6%



                   ASSUMES $100 INVESTMENT ON JANUARY 1, 1993
            TOTAL RETURN=PRICE CHANGE PLUS REINVESTMENT OF DIVIDENDS

  In accordance with the rules of the SEC, this section shall not be incorporated by reference into any of the Corporation's filings under the Securities Exchange Act of 1934 or the Securities Act of 1933.

                               VOTING PROCEDURES

  Pennsylvania law and the Corporation's By-Laws require the presence of a quorum for the annual meeting. A quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted on. At a duly organized annual meeting, the Corporation's By-Laws provide that, except as otherwise specified in the Corporation's Articles of Incorporation or provided by law, each matter shall be decided by a majority of the votes cast on such matters by the shareholders present at the meeting in person or by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting.

  Assuming a quorum has been reached, a determination must be made as to the results of the vote on Item 1, the election of directors.

  Under Pennsylvania law, the act of "voting" does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily abstention or a mere absence or failure to vote is not equivalent to a negative decision.

  With respect to Item 1, the 17 nominees for election as directors who receive the greatest number of votes cast at the annual meeting, assuming that a quorum is present, shall be elected as directors at the conclusion of the vote tabulation. A withheld vote on any nominee will not affect the voting results.

  Under the rules of the New York Stock Exchange, "routine" items are those upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the annual meeting. With respect to non-routine items that come before the annual meeting for a vote, such broker-dealers would not be able to vote without first receiving voting instructions from their customers. These broker "non-votes" would not be considered in the calculation of the majority of the votes cast and therefore would have no effect on the vote with respect to a non-routine item.

  The Corporation has adopted a policy that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed to the Corporation, its directors, officers or employees except: (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the Judge of Election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Corporation has confirmed with its independent vote tabulator and Judge of Election that its procedures will be consistent with the foregoing policy.

                              INDEPENDENT AUDITORS

  At its meeting on January 8, 1998, the Board of Directors approved the recommendation of the Audit Committee for the appointment of Ernst & Young LLP to audit the consolidated financial statements of the Corporation for 1998.

  Ernst & Young LLP performed audit services for the Corporation during 1997. Such services included an audit of annual consolidated financial statements, interim reviews of quarterly financial statements, review and consultation connected with filings with the SEC, internal control reviews required by regulatory authorities and certain contractual agreements, consultation on tax, financial accounting and reporting matters, and meetings with the Audit Committee of the Board of Directors.

  Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                               LEGAL PROCEEDINGS

  A consolidated class action complaint was filed in March 1995 in the United States District Court for the Western District of Pennsylvania against the Corporation, its Chairman and Chief Executive Officer and its Senior Vice President and Chief Financial Officer. The lawsuit was consolidated from four lawsuits filed in November and December 1994. The consolidated complaint alleges violations of federal securities laws and common law relating to disclosures regarding the Corporation's net interest income, interest rate risk, future prospects, and related matters, and seeks, among other things, unquantified damages. The district court certified the case as a class action consisting of all persons who purchased the Corporation's Common Stock from April 18, 1994 through November 15, 1994. The parties have reached an agreement in principle to settle this action, which is subject to documentation and court approval. Management believes that the final disposition will not be material to the Corporation's financial position or results of operation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, certain of its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (currently there are no such shareholders), to file with the Corporation, the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. With respect to 1997, to the best of the Corporation's knowledge, all required report forms were filed on a timely basis. In making these statements, the Corporation has relied on the written representations of its directors and certain of its executive officers and copies of the reports provided to the Corporation.

                               BY-LAW AMENDMENTS

  During 1997, the Board of Directors amended the Corporation's By-Laws to add new provisions governing nominations for the election of directors and other proposals for action at an annual meeting of shareholders. Director nominations and such proposals may be made only: (i) pursuant to the Corporation's notice of such meeting; (ii) by the presiding officer; (iii) by or at the direction of a majority of the Board of Directors; or (iv) by one or more shareholders in accordance with the applicable rules of the SEC and the governing By-Law provisions.

  A shareholder may make a nomination for the election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary not later than (i) 90 days prior to the annual meeting (unless a different date for such notice has been stated in the Corporation's most recent proxy materials distributed to shareholders); or (ii) if the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day following the first public disclosure of the meeting date. Public disclosure of the date of any annual meeting may be made in a filing with the SEC, in any notice given to the New York Stock Exchange, or in a news release reported by any national news service.

  Each shareholder notice shall include: (i) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given
(A) the name and address of such shareholder and of such beneficial owner, and
(B) the class and number of shares of the Corporation which are owned of record and beneficially by such shareholder and such beneficial owner; and (ii) a representation that the shareholder is a beneficial owner of stock of the Corporation entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to make such nomination or proposal.

  Each notice of nomination for the election of a director from a shareholder also shall set forth: (i) the name and address of the person to be nominated;
(ii) a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder;
(iii) such other information regarding the nominee as would be required to be included in proxy materials filed under the applicable rules of the SEC had the nominee been nominated by the Board of Directors; and (iv) the written consent of the nominee to serve as a director of the Corporation if so elected.

  Each notice of a proposal for action at an annual meeting from a shareholder also shall set forth a brief description of the proposal, the reasons for making such proposal, and any direct or indirect interest of the shareholder, or any person on whose behalf the shareholder is acting, in making such proposal.

  The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting by a shareholder who has not complied with all of the foregoing procedures.

  The Board also adopted By-Law amendments which limit the call of and business conducted at a special meeting of shareholders. Special meetings of the shareholders may be called, at any time, only by the Board of Directors, the Chairman of the Board, the President, or a Vice Chairman of the Board. Only business brought before the meeting pursuant to the Corporation's notice of such meeting, by the presiding officer, or by or at the direction of a majority of the Board of Directors shall be conducted at a special meeting of shareholders.

  Questions about these requirements, or notices mandated by them, may be directed to:

  Corporate Secretary
  PNC Bank Corp.
  One PNC Plaza 249 Fifth Avenue
  Pittsburgh, PA 15222-2707

  For information on how to submit a shareholder proposal to be considered for inclusion in the Corporation's 1999 annual meeting proxy materials, please see the section immediately below. For information on how to submit the name of a person to be considered by the Committee on Corporate Governance for possible nomination as a director, please see the paragraph discussing the Committee's responsibilities on page 4.

                  SUBMISSION OF CERTAIN SHAREHOLDER PROPOSALS

  Eligible shareholders may submit proposals to be considered for inclusion in the Corporation's 1999 proxy materials for the 1999 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary of the Corporation no later than November 20, 1998 in order to be considered for inclusion in the Corporation's 1999 proxy materials. For information on the requirements governing shareholder proposals to be made at an annual meeting of shareholders, please see the section captioned "By-Law Amendments" immediately above.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                            By Order of the Board of
                                            Directors,

                                            /s/ John F. Fulgoney
                                            John F. Fulgoney
                                            Corporate Secretary

                                                                        LOGO
                                                                       PNCBANK

March 20, 1998


Re: PNC Bank Corp. Retirement Savings Plan

Dear Plan Participant:

Under the provisions of the PNc Bank Corp. Retirement Savings Plan, any full and partial shares of PNC Bank Corp. stock credited to a participant's account are to be voted by the Trustee of the Plan in accordance with the participant's written direction. Any shares for which the Trustee does not receive voting instructions on a timely basis shall be voted by the Trustee in the exercise of its discretion.

The enclosed material relates to a very important matter to be voted on at the April 28, 1998 annual meeting of PNC Bank Corp. shareholders. The number of shares for which you can give voting instructions appears on the enclosed Instruction Card. Please complete, date, and sign the Instruction Card and return it in the envelope provided as soon as possible. Thank you.

Very truly yours,

PNC Bank, National Association, Trustee

/s/ Donald R. Carroll

By: Donald R. Carroll
    Senior Vice President

                                 PNC BANK CORP.
        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE
                         ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 28, 1998--11:00 AM
                      PLACE: ONE PNC PLAZA, PITTSBURGH, PA

Thomas H. O'Brien, Walter E. Gregg, Jr. and John F. Fulgoney, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the shareholder named on the reverse side hereof ("shareholder") at the annual meeting of shareholders of PNC Bank Corp. to be held on April 28, 1998, or at any adjournment thereof, and to vote, as indicated on the reverse side hereof, the number of shares of Common Stock and/or Preferred Stock which the shareholder would be entitled to vote if personally present at said meeting. The above named individuals, and each of them with full power to act alone, are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment.

THIS PROXY MAY BE REVOKED BY GIVING THE SECRETARY OF THE MEETING WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY DATED PROXY AT ANY TIME BEFORE THE VOTING OF THE SHARES REPRESENTED BY THIS PROXY, OR BY CASTING A BALLOT AT THE MEETING.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE



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                          /\ FOLD AND DETACH HERE /\

                                                                WILL ATTEND
                                                                  MEETING   [_]

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL
  NOMINEES LISTED IN ITEM 1. ALL SHARES WILL BE VOTED AS
  INSTRUCTED BELOW. IN THE ABSENCE OF AN INSTRUCTION TO
  THE CONTRARY, ALL SHARES WILL BE VOTED FOR ALL NOMINEES
  LISTED IN ITEM 1.


  ITEM 1--Election of                     FOR ALL      WITHHELD
  Directors: Ms. Pepper                   NOMINEES     FOR ALL
  and Messrs. Chellgren, Clay,              [_]          [_]
  Davidson, Girard-
  diCarlo, Gregg, Johnson,
  Lindsay, McClelland,
  O'Brien, Randolph, Rohr,
  Ross, Simmons, Usher,
  Washington and Wehmeier
  (or any substitute
  nominee in case of
  unavailability).





  SIGNATURE(S)
         ------------------------------------------------     DATE:
                                                                  -------------
  PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING ON BEHALF OF A CORPORATION OR PARTNERSHIP OR AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

[_]  FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:

  -------------------------
  (Write nominee name(s)
  in the space provided
  above to withhold
  authority.)                   COMMENTS/ADDRESS CHANGE PLEASE MARK   [_]
                                THIS BOX IF YOU HAVE WRITTEN COMMENTS
                                /ADDRESS CHANGE ON THE REVERSE SIDE.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                    /\ FOLD AND DETACH PROXY CARD HERE /\
 RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING

                                ADMISSION TICKET

                                 PNC BANK CORP.

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                           TUESDAY, APRIL 28, 1998
                                   11:00 AM
                         ONE PNC PLAZA -- 15TH FLOOR
                         FIFTH AVENUE AND WOOD STREET
                           PITTSBURGH, PENNSYLVANIA

  PLEASE ADMIT                                              NON-TRANSFERABLE

                                 PNC BANK CORP.

                         ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 28, 1998--11:00 AM
                      PLACE: ONE PNC PLAZA, PITTSBURGH, PA

                              ISP INSTRUCTION CARD

To: PNC Bank, National Association, Trustee of the non-ESOP portion of the PNC Bank Corp. Incentive Savings Plan and Trustee of the ESOP portion of the PNC Bank Corp. Incentive Savings Plan.

The signatory on the reverse side hereof, a Participant having Common Stock and/or Preferred Stock of PNC Bank Corp. credited to my account, does hereby direct each Trustee to vote the number of shares indicated hereon at the annual meeting of shareholders to be held on April 28, 1998, or any adjournment thereof, as indicated.


                 THIS CARD IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE


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                          /\ FOLD AND DETACH HERE /\

                                                               WILL ATTEND
                                                                 MEETING  [_]

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL
  NOMINEES LISTED IN ITEM 1. ALL FULL AND PARTIAL SHARES
  OF STOCK CREDITED TO YOUR PLAN ACCOUNT WILL BE VOTED AS
  DIRECTED BELOW. IN THE ABSENCE OF A DIRECTION TO THE
  CONTRARY, ALL SHARES (INCLUDING UNALLOCATED SHARES) WILL
  BE VOTED IN THE MANNER REQUIRED OR PERMITTED BY THE
  GOVERNING PLAN DOCUMENTS.




  ITEM 1--Election of                 FOR ALL      WITHHELD
  Directors: Ms. Pepper               NOMINEES     FOR ALL
  and Messrs. Chellgren, Clay,          [_]          [_]
  Davidson, Girard-
  diCarlo, Gregg, Johnson,
  Lindsay, McClelland,
  O'Brien, Randolph, Rohr,
  Ross, Simmons, Usher,
  Washington and Wehmeier
  (or any substitute
  nominee in case of
  unavailability).

     FOR ALL NOMINEES, EXCEPT    AS INDICATED BELOW:

  -------------------------
  (Write nominee name(s)
  in the space provided
  above to withhold
  authority.)                   COMMENTS/ADDRESS CHANGE PLEASE     [_]
                                MARK THIS BOX IF YOU HAVE WRITTEN
                                COMMENTS/ADDRESS CHANGE ON THE
                                REVERSE SIDE.





  SIGNATURE                                               DATE:
         ------------------------------------------------      -------------

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                 /\ FOLD AND DETACH INSTRUCTION CARD HERE /\
        RETURN INSTRUCTION CARD IN ENCLOSED ENVELOPE AFTER COMPLETING,
                              SIGNING AND DATING

                                ADMISSION TICKET

                                 PNC BANK CORP.

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                           TUESDAY, APRIL 28, 1998
                                   11:00 AM
                         ONE PNC PLAZA -- 15TH FLOOR
                         FIFTH AVENUE AND WOOD STREET
                           PITTSBURGH, PENNSYLVANIA

  PLEASE ADMIT                                              NON-TRANSFERABLE

                                 PNC BANK CORP.

                         ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 28, 1998--11:00 AM
                      PLACE: ONE PNC PLAZA, PITTSBURGH, PA

                              RSP INSTRUCTION CARD

To: PNC Bank, National Association, Trustee of the PNC Bank Corp. Retirement
    Savings Plan.

The signatory on the reverse side hereof, a Participant having Common Stock of PNC Bank Corp. credited to my account, does hereby direct the Trustee to vote the number of shares indicated hereon at the annual meeting of shareholders to be held on April 28, 1998, or any adjournment thereof, as indicated.


                 THIS CARD IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                          /\ FOLD AND DETACH HERE /\

                                                               WILL ATTEND
                                                                 MEETING   [_]

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL
  NOMINEES LISTED IN ITEM 1. ALL FULL AND PARTIAL SHARES
  OF STOCK CREDITED TO YOUR PLAN ACCOUNT WILL BE VOTED AS
  DIRECTED BELOW. IN THE ABSENCE OF A DIRECTION TO THE
  CONTRARY, ALL SHARES (INCLUDING UNALLOCATED SHARES) WILL
  BE VOTED IN THE MANNER REQUIRED OR PERMITTED BY THE
  GOVERNING PLAN DOCUMENTS.


  ITEM 1--Election of             FOR ALL      WITHHELD
  Directors: Ms. Pepper           NOMINEES     FOR ALL
  and Messrs. Chellgren, Clay,      [_]          [_]
  Davidson, Girard-
  diCarlo, Gregg, Johnson,
  Lindsay, McClelland,
  O'Brien, Randolph, Rohr,
  Ross, Simmons, Usher,
  Washington and Wehmeier
  (or any substitute
  nominee in case of
  unavailability).





[_]  FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:

  -------------------------
  (Write nominee name(s)
  in the space provided
  above to withhold
  authority.)                       COMMENTS/ADDRESS CHANGE PLEASE  [_]
                                    MARK THIS BOX IF YOU HAVE
                                    WRITTEN COMMENTS/ADDRESS
                                    CHANGE ON THE REVERSE SIDE.






  SIGNATURE                                                DATE:
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        RETURN INSTRUCTION CARD IN ENCLOSED ENVELOPE AFTER COMPLETING,
                              SIGNING AND DATING

                                ADMISSION TICKET

                                 PNC BANK CORP.

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                           TUESDAY, APRIL 28, 1998
                                   11:00 AM
                         ONE PNC PLAZA -- 15TH FLOOR
                         FIFTH AVENUE AND WOOD STREET
                           PITTSBURGH, PENNSYLVANIA

  PLEASE ADMIT                                              NON-TRANSFERABLE